Mail Stop 3561

      							January 31, 2006


Mr. Michael Chou
Chief Executive Officer
C&D Production, Inc.
8F, No. 268 Kwang-Fu South Road
Taipei, Taiwan, ROC

	Re:	C&D Production, Inc.
      Form 10-KSB for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005
		File No. 0-31039


Dear Mr. Chou:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director



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Mr. Michael Chou
C&D Production, Inc.
October 24, 2005
Page 3